Exhibit 99.1
NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701
Company contact:
L. Decker Dawson, Chairman
Stephen C. Jumper, CEO and President
Christina W. Hagan, Chief Financial Officer
(800) 332-9766
www.dawson3d.com
DAWSON GEOPHYSICAL REPORTS
SECOND QUARTER FINANCIAL RESULTS
Company Redeploys Two
Data Acquisition Crews
MIDLAND, Texas, May 5, 2010/PR Newswire/ — Dawson Geophysical Company (NASDAQ DWSN) today reported revenues of $48,585,000 for the quarter ending March 31, 2010, the Company’s second quarter of fiscal 2010, compared to $64,625,000 for the same quarter in fiscal 2009, a decrease of 25 percent. Net loss for the second quarter of fiscal 2010 was $2,706,000 compared to net income of $6,170,000 in the same quarter of fiscal 2009. Loss per share for the second quarter of fiscal 2010 was $0.35 compared to income per share of $0.79 for the second quarter of fiscal 2009. EBITDA for the second quarter of fiscal 2010 was $2,488,000 compared to $16,814,000 in the same quarter of fiscal 2009.
The revenue decrease in the quarter compared to the same quarter of fiscal 2009 was primarily the result of previously announced reductions in active crew count from sixteen to nine crews beginning in the second quarter of fiscal 2009 (four crews), third quarter of fiscal 2009 (two crews), and first quarter of fiscal 2010 (one crew), a more competitive pricing environment, substantially lower utilization rates of the remaining crews and increased downtime for weather. Revenues in the quarter continued to include relatively high third-party charges related to the use of helicopter support services, specialized survey technologies and dynamite energy sources. The higher level of these charges during the second quarter was driven by the Company’s increased demand levels in areas with limited access. The Company is reimbursed for these expenses by its clients.
Stephen Jumper, President and CEO of Dawson Geophysical Company, said, “Increased demand for our services and higher crew utilization rates during our second quarter resulted in improved financial performance compared to our first fiscal quarter despite extremely difficult weather conditions, particularly heavy snowfalls in the Northern and Northeastern regions of the country along with wet and icy conditions in the mid and southern regions. As previously announced, we redeployed two seismic data acquisition crews during the quarter bringing the number of currently active crews to eleven.”

NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701
Jumper continued, “We continue to experience steady demand for our services, especially in targeted oil and natural gas producing basins, including the Marcellus Shale, Barnett Shale, Fayetteville Shale, Eagle Ford Shale, Haynesville Shale, Bakken Shale, mid-continent region and the Permian Basin. While we remain in a competitive pricing environment, we believe we are in a position to continue to mitigate short-term utilization rate issues and take advantage of increased crew efficiencies and productivity. Although our clients may cancel their service contracts on short notice, we believe our current order book reflects commitment levels sufficient to maintain operations for eleven crews well into calendar 2010.”
The Company’s Board of Directors has approved an additional $10,000,000 capital budget for fiscal 2010, bringing the total fiscal 2010 budget to $20,000,000. At the end of the second quarter, the Company spent $8,007,000 after trade in allowance on the purchase of additional ARAM and RSR channels as the desire for increased channel count for higher resolution images and improved operational efficiencies continues to grow. Our current channel count is in excess of 120,000. Total capital expenditures for the fiscal year to date are $15,658,000 including the purchase of the 2,000 stations of OYO GSR four channel three-component recording equipment reported in the first quarter. The balance of the capital budget will be used for maintenance capital requirements and the purchase of additional geophones.
Jumper concluded, “While market conditions are still challenging, we believe we are positioned to capture the upside of the seismic market. We now have eleven crews fully deployed throughout every major oil and natural gas basin in the continental United States. Utilization rates continue to improve, demand for our services remains steady, and we maintain a very solid balance sheet with approximately $80,000,000 of working capital, no debt and a $20,000,000 undrawn revolver available. In addition, we continue to cultivate and nurture valuable client relationships. We have retained all of our key technical and operational people which should allow us to capitalize on the opportunities beginning to emerge in 2010 and beyond.”

NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701
Dawson Geophysical Company is the leading provider of U.S. onshore seismic data acquisition services as measured by the number of active data acquisition crews. Founded in 1952, Dawson acquires and processes 2D, 3D, and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.
This press release contains information about the Company’s EBITDA, a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company defines EBITDA as net income (loss) plus interest expense, income taxes, depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:
•	the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•	its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•	the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.
The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under generally accepted accounting principles and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with generally accepted accounting principles. When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with generally accepted accounting principles. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, depreciation and amortization. A reconciliation of the Company’s EBITDA to its net income (loss) is presented in the table following the text of this press release.

NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701
In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. These risks include but are not limited to, the volatility of oil and natural gas prices, disruptions in the global economy, dependence upon energy industry spending, cancellations of service contracts, high fixed costs of operations, weather interruptions, inability to obtain land access rights of way, industry competition, limited number of customers, credit risk related to our customers, asset impairments, the availability of capital resources and operational disruptions. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended September 30, 2009. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DAWSON GEOPHYSICAL COMPANY
STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Six Months Ended March 31,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Operating revenues	$48,585,000	$64,625,000	$84,915,000	$144,841,000
Operating costs:
Operating expenses	44,428,000	45,737,000	79,147,000	104,752,000
General and administrative	1,792,000	2,408,000	3,646,000	4,563,000
Depreciation	6,695,000	6,529,000	13,172,000	13,130,000

	52,915,000	54,674,000	95,965,000	122,445,000

Income (loss) from operations	(4,330,000)	9,951,000	(11,050,000)	22,396,000
Other income:
Interest income	28,000	62,000	58,000	140,000
Other income	95,000	272,000	97,000	310,000

Income (loss) before income tax	(4,207,000)	10,285,000	(10,895,000)	22,846,000

Income tax benefit (expense)	1,501,000	(4,115,000)	3,973,000	(8,942,000)

Net income (loss)	$(2,706,000)	$6,170,000	$(6,922,000)	$13,904,000

Net income (loss) per common share	$(0.35)	$0.79	$(0.89)	$1.78

Net income (loss) per common share-assuming dilution	$(0.35)	$0.79	$(0.89)	$1.78

Weighted average equivalent common shares outstanding	7,779,256	7,799,744	7,775,483	7,797,986

Weighted average equivalent common shares outstanding-assuming dilution	7,779,256	7,850,508	7,775,483	7,824,202

DAWSON GEOPHYSICAL COMPANY
BALANCE SHEETS

	March 31,	September 30,
	2010	2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$19,117,000	$36,792,000
Short-term investments	30,123,000	25,267,000
Accounts receivable, net of allowance for doubtful accounts of $639,000 in March 2010 and $533,000 in September 2009	54,009,000	40,106,000
Prepaid expenses and other assets	7,143,000	7,819,000
Current deferred tax asset	921,000	1,694,000

Total current assets	111,313,000	111,678,000

Property, plant and equipment	246,333,000	240,820,000
Less accumulated depreciation	(118,322,000)	(115,341,000)

Net property, plant and equipment	128,011,000	125,479,000

Total assets	$239,324,000	$237,157,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,894,000	$6,966,000
Accrued liabilities:
Payroll costs and other taxes	3,160,000	2,720,000
Other	9,822,000	10,600,000
Deferred revenue	1,512,000	2,230,000

Total current liabilities	31,388,000	22,516,000

Deferred tax liability	15,987,000	16,262,000

Stockholders’ equity:
Preferred stock-par value $1.00 per share; 5,000,000 shares authorized, none outstanding	—	—
Common stock-par value $.33 1/3 per share; 50,000,000 shares authorized, 7,817,756 and 7,822,994 shares issued and outstanding in each period	2,606,000	2,608,000
Additional paid-in capital	89,690,000	89,220,000
Other comprehensive income, net of tax	42,000	18,000
Retained earnings	99,611,000	106,533,000

Total stockholders’ equity	191,949,000	198,379,000

Total liabilities and stockholders’ equity	$239,324,000	$237,157,000

Reconciliation of EBITDA to Net Income (Loss)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2010	2009	2010	2009
	(in thousands)		(in thousands)
Net income (loss)	$(2,706)	$6,170	$(6,922)	$13,904
Depreciation	6,695	6,529	13,172	13,130
Income tax (benefit) expense	(1,501)	4,115	(3,973)	8,942

EBITDA	$2,488	$16,814	$2,277	$35,976

Reconciliation of EBITDA to Net Cash Provided by Operating Activities

	Six Months Ended
	March 31,
	2010	2009
	(in thousands)
Net cash provided by operating activities	$2,510	$38,291
Changes in working capital items and other	763	(328)
Non-cash adjustments to income	(996)	(1,987)

EBITDA	$2,277	$35,976